(Letterhead of Akin Gump Strauss Hauer & Feld LLP)
Exhibit 5.1
January 26, 2010
Waste Services, Inc.
1122 International Blvd., Suite 601
Burlington, Ontario, Canada L7L 6Z8
Re:	Waste Services, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Waste Services, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance of up to 4,328,125 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s 2007 Equity and Performance Incentive Plan (the “Plan”). This opinion is being furnished in accordance with requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that (i) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (ii) at the time of each issuance of Company Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iii) the price paid to the Company per Company Share upon issuance will be at least equal to the par value of each Company Share. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Company Shares have been issued and delivered upon payment therefor in conformity and pursuant to the terms of the Plan and in the manner contemplated by the Registration Statement, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.